UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 13, 2012
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FMC CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 215-299-6000
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Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of W. Kim Foster as Executive Vice President and Chief Financial Officer
On September 13, 2012, Mr. W. Kim Foster notified the Company that he intends to resign from his positions as Executive Vice President and Chief Financial Officer of FMC Corporation (“FMC” or the “Company”) effective October 1, 2012. Mr. Foster will continue as an employee of the Company providing transition assistance relating to the orientation and integration of his successor until his retirement at the end of 2012. For the period from October 1, 2012, through December 31, 2012, Mr. Foster will receive compensation in the amount of $52,672 per month for his continued services to the Company. Mr. Foster has served in various positions with FMC since 1978, and he has served as Chief Financial Officer since 2001.

Appointment of Paul Graves as Executive Vice President and Chief Financial Officer
On September 17, 2012, the Company announced that Mr. Paul Graves has been named Executive Vice President and Chief Financial Officer succeeding Mr. Foster, effective October 1, 2012.

Mr. Graves, age 41, comes to FMC from Goldman Sachs & Company, where he has worked since 2000, most recently as partner (since 2008) and managing director (since 2006). Mr. Graves began his career at Ernst & Young in 1993 in the audit practice before moving to British Sky Broadcasting Group as an internal auditor. He moved into investment banking in 1998 where he held positions of increasing responsibility at London-based ING Barings and J. Henry Schroder & Company. Mr. Graves earned his bachelor of arts in Accounting and Finance from Nottingham Trent University, and qualified as a Chartered Accountant (ACA) with Ernst & Young.

Employment Letter with Paul Graves
In connection with Mr. Graves' hiring, the Company's board of directors approved an employment letter with Mr. Graves providing for his employment as Executive Vice President and Chief Financial Officer effective October 1, 2012. The employment letter provides for an initial annual base salary of $600,000, which will be reviewed annually beginning February 2013. Mr. Graves is also eligible to receive an annual incentive bonus with a target amount equal to 60% of his base salary and maximum payout of 120% of his base salary, based upon the achievement of corporate and individual performance goals established by the compensation committee of the board of directors.

Upon the commencement of his employment, Mr. Graves will receive a sign-on bonus in the form of a restricted stock unit grant with respect to a number of shares of FMC common stock having a value equal to the Goldman Sachs restricted stock award that Mr. Graves will forfeit as a result of joining the Company, estimated at $1,156,000. These FMC restricted stock units will vest on the third anniversary of the grant date, provided Mr. Graves remains employed through that date.

Under the letter, in February 2013, Mr. Graves will be eligible to receive long-term incentive awards valued at a target amount of $843,000, as calculated on the February 2013 grant date, under the Company's Incentive Compensation and Stock Plan. These long-term incentive awards are expected to be comprised of one-third stock options, one-third restricted stock units and one-third performance based cash award. The stock options and restricted stock unit grants will vest on the third anniversary of the February 2013 grant date, provided Mr. Graves remains employed through that date. The performance-based cash award will be determined by the compensation committee based upon the relative return to shareholders of the Company versus that of the Company's established peer group over a three-year period.

Mr. Graves will be entitled to executive fringe benefits comparable to those of other FMC executive officers as described in the Company's annual proxy statement, and he will be entitled to participate in the Company's executive long-term disability program, as well as employee benefit plans (other than the defined benefit plans) and programs. Mr. Graves will be eligible for executive severance, change of control severance, and retirement benefits on substantially the same terms and conditions as other senior executive officers, as described in the Company's annual proxy statement, and he will be subject to customary non-disclosure, non-competition and non-solicitation obligations.

Resignation of Milton Steele as President, Agricultural Products Group
Mr. Milton Steele notified the Company on September 13 that he intends to resign from his position as President of the Company's Agricultural Products Group effective October 1, 2012. Mr. Steele will continue as an employee of the Company until his retirement in early 2013, in order to provide transition assistance relating to the orientation and integration of his successor. For the period from October 1, 2012 until his retirement, Mr. Steele will receive compensation in the amount of $45,221 per month for his continued services to the Company. Mr. Steele has been with FMC for over 30 years, working primarily in the Agricultural Products Group, and he has served in leadership positions in the Agricultural Products Group since 2002.

ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release dated September 17, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION (Registrant)

By:	S/ Andrea E. Utecht
Andrea E. Utecht, Executive Vice President General Counsel and Secretary
Date: September 17, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated September 17, 2012